EXHIBIT 10.1
TRANSACTION AGREEMENT
THIS TRANSACTION AGREEMENT (this “Agreement”) is entered into effective as of June 10, 2019 (the “Effective Date”) by and among National Interstate Insurance Company, an Ohio corporation (“NATL”); American Financial Group, Inc., an Ohio corporation (“AFG”); Atlas Financial Holdings, Inc., a Cayman Islands corporation (“Atlas”); American Insurance Acquisition Inc., a Delaware corporation (“American”); and Anchor Group Management, Inc. (“AGMI” and together with Atlas, and American, “Atlas Group”).
WHEREAS, Atlas Group desires to enter into a transaction with NATL under which AGMI becomes an underwriting manager for NATL in order to renew certain of AGMI’s lines of business;
WHEREAS, in order to induce NATL to appoint AGMI as its underwriting manager, NATL requires an option to purchase the renewal rights to such business from Atlas Group;
WHEREAS, in order to further induce NATL to appoint AGMI as its underwriting manager and renew such business, NATL requires that its parent, AFG, have a warrant to purchase the ordinary voting shares of Atlas; and
WHEREAS, the parties desire to enter into this Agreement which, together with the exhibits to this Agreement, provides the terms of the various transactions among the parties.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

1.	Definitions. The following term shall have the meanings set forth below throughout this Agreement:

(a)
“Affiliate” or “Affiliates” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Ancillary Agreements” means collectively, the Underwriting Management Agreement and the Warrant Agreement.

(c)	“Asset Purchase Agreement” or “APA” means the Asset Purchase Agreement attached to this Agreement as Exhibit C.

(d)
“Books and Records” means all books, records, and data in possession or control of Atlas Group or its Affiliates that relates to the Paratransit Business, including, but not limited to, all current and historical administrative records, sales records, underwriting records, underwriting models, underwriting algorithms, underwriting analytics, financial records, compliance records, and other records, in whatever form maintained, and all know-how and/or trade secrets relating to such models, algorithms and analytics; provided, that, the Books and Records shall not include claim records, models or analytics.

(e)	“Confidentiality Agreement” means the Confidentiality Agreement, including all amendments thereto, between AFG and Atlas, effective April 24, 2019 and attached to this Agreement as Exhibit D.

(f)	“Confidential Information” has the meaning set forth in Section 6(b).

(g)	“Effective Date” means June 10, 2019.

(h)	“Knowledge of Atlas Group” or “Atlas Group’s Knowledge” shall mean the actual knowledge of Scott Wollney, Paul Romano, Bruce Giles, Joe Shugrue, and Leslie DiMaggio.

(i)
“Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business consistent with such Person’s past practices (including with respect to quantity and frequency).

(j)	“Paratransit Book” means the Paratransit Business currently underwritten by Atlas Group and its Affiliates.

(k)	“Paratransit Business” means the paratransit insurance business.

(l)
“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

(m)	“Renewal Rights” means any and all rights to the expirations and renewals of the Paratransit Book and any Paratransit Business written by the parties after the Effective Date of this Agreement.

(n)	“Subject Policy” means an individual policy within the Paratransit Book.

(o)
“Transaction Documents” means the APA, the UMA, the Warrant, and all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated hereunder.

(p)	“Underwriting Management Agreement” or “UMA” means the Underwriting Management Agreement attached as Exhibit A, to be effective as of the Effective Date.

(q)	“Warrant Agreement” or “Warrant” means the Warrant Agreement attached to this Agreement as Exhibit B, to be effective as of the Effective Date.

2.	The Transaction. The parties agree as follows:

(a)
AGMI agrees to enter into a transaction with NATL whereby AGMI will become an underwriting manager for NATL and its affiliates with respect to the Paratransit Business, as provided in the UMA attached as Exhibit A.

(b)	Upon the expiration of the UMA, Atlas Group agrees to provide the Option (as defined below) to NATL to purchase the Renewal Rights, as provided in the APA attached to this Agreement as Exhibit C.

(c)
In relation to the transactions provided for in 2(a) and 2(b) above, Atlas agrees to issue the Warrant to AFG, attached to this Agreement as Exhibit B, that will give AFG the right to purchase up to 19.9% of the outstanding common shares of Atlas.

3.
Execution of Ancillary Agreements. Concurrently with the execution of and as an express condition to the effectiveness of this Agreement, the applicable parties shall execute the following Ancillary Agreements:

(a)	The Warrant. Atlas and AFG shall execute the Warrant concurrently with this Agreement.

(b)	The UMA. AGMI and NATL shall execute the UMA concurrently with the execution of this Agreement.

4.	Option to Purchase Renewal Rights.

(a)
At the expiration of the UMA, whether expiring after its initial term or any extension thereof, NATL shall have the option to acquire all of Atlas Group’s interest in and to the Renewal Rights and any Books and Records pursuant to the terms of the Asset Purchase Agreement (the “Option”).

(b)
NATL may exercise its Option by sending a signed copy of the Asset Purchase Agreement to Atlas Group. Upon receipt of the signed APA, each of the Atlas Group entities shall sign and return the APA to NATL, at which point the transaction shall be governed by the terms of the APA (the “Renewal Rights Transaction”).

(c)
In the event that NATL does not exercise the Option, NATL shall have the ability to acquire the Books and Records (the “Data Option”) at a price mutually agreed upon by NATL and Atlas Group. NATL may exercise the Data Option by providing written notice to Atlas Group. Within 30 days of Atlas Group’s receipt of such notice, the parties shall execute a mutually agreeable asset purchase agreement with respect to such Data Option under terms that are substantially similar to those contained in the APA.

(d)	NATL may assign the Option or the Data Option to an Affiliate of NATL without the consent of Atlas Group.

5.	Non-Competition and Non-Solicitation.

(a)
(i) During the term of the UMA, except pursuant to the terms of the UMA, and (ii) for a period of three (3) years commencing on the latter of (x) the termination of the UMA or (y) the closing date of the Renewal Rights Transaction: Atlas Group shall not, and shall cause their Affiliates not to, directly or indirectly, (i) engage in or assist any other Person, except NATL and its Affiliates, in engaging in the Paratransit Business; (ii) have an interest in any Person that engages directly or indirectly in the Paratransit Business, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, or induce any Policyholder or Producer to terminate or modify any such actual or prospective relationship with Buyer. Notwithstanding the foregoing, any of the Sellers may own, directly or indirectly, solely as an investment, securities of any Person engaged directly or indirectly in the Paratransit Business that are traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

6.	Confidentiality.

(a)	The Confidentiality Agreement shall terminate as of the Effective Date and be of no further force or effect between Atlas and AFG.

(b)
From and after the Effective Date, Atlas Group shall, and shall cause their Affiliates and representatives to, maintain in strict confidence any written, oral, or other information relating to the Paratransit Business (“Confidential Information”), except to the extent that: (i) Atlas Group or its Affiliates are required to disclose such information by judicial or administrative process or pursuant to applicable law, provided that Atlas Group shall give NATL prior notice of such requirement and, if reasonably practicable and to the extent permissible by law, a reasonable opportunity to object to such disclosure; or (ii) such information can be shown to have been in the public domain through no direct or indirect breach of this Agreement or other wrong-doing of Atlas Group. From and after the Effective Date, no entity of Atlas Group shall use any Confidential Information for any purpose other than in the performance of its obligations under this Agreement and the Ancillary Agreements and to assist NATL in fulfilling the purpose of this Agreement or the Ancillary Agreements.

7.	Termination.

(a)	This Agreement and all Ancillary Agreements may be terminated by NATL or AFG, in their sole discretion, immediately upon notice to Atlas Group at any time in the event that:

i.
a third party, including, but not limited to, any shareholder of an entity of Atlas Group or any of their Affiliates or any regulator of an entity of Atlas Group or their Affiliates, attempts to prevent NATL or AFG from realizing the purposes of this Agreement in the manner contemplated by this Agreement; or

ii.	NATL is unable to secure a reinsurance structure substantially similar to the ASI Pool’s current reinsurance structure wherein NATL will retain 70% of the first $500,000, per occurrence.

(b)
If this Agreement or the Ancillary Agreements are terminated pursuant to Section 7(a), all obligations under this Agreement or any Ancillary Agreement will be of no further force or effect; provided, that, if any business has been underwritten pursuant to the UMA at the time of such termination then the UMA shall continue in force until the latest date of expiration of the Subject Policies underwritten pursuant thereto (or earlier pursuant to the terms of the UMA). In the event of a termination pursuant to Section 7(a), neither Atlas Group or its Affiliates nor NATL or AFG or their Affiliates shall have any liability or obligation remaining under this Agreement or the Ancillary Agreements, except (i) in the event that the UMA continues in force pursuant to the preceding sentence, in which case each party’s obligations shall continue pursuant to the terms of the UMA, and (ii) for Atlas Group’s indemnification obligations under Section 10(a)(iii) and (iv).

8.
Representations and Warranties. Each entity of Atlas Group, jointly and severally, represents and warrants to NATL and AFG that the following representations and warranties are true and correct on the Effective Date:

(a)
Organization. Each entity of Atlas Group is duly incorporated, validly existing and in good standing under the laws of its domiciliary state, and has the corporate power and authority to transact business and is duly qualified to conduct its business generally and is in good standing in each jurisdiction in which such qualification is necessary to conduct its business under applicable law.

(b)
Authority. Each entity of Atlas Group has all necessary corporate power and authority to execute and deliver this Agreement, each Ancillary Agreement to which it is a party thereto, and the APA, and to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement and each Ancillary

Agreement, upon execution by each entity of Atlas Group and assuming due execution by NATL and AFG, will be valid and binding obligations of each such entity, enforceable in accordance with their terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect relating to or affecting the enforcement of creditors’ rights generally, and (b) equitable principles of general applicability (whether considered in a proceeding at law or in equity).

(c)
Consents and Authorizations. The execution, delivery and performance by each entity of Atlas Group of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Articles or Certificates of Incorporation, by-laws or other organizational documents of any entity of Atlas Group; (b) conflict with or result in a violation or breach of any provision of any applicable law; or (c) require the consent, notice or other action by any Person under any Subject Policy or, conflict with, result in a material violation or material breach of, constitute a material default or an event that, with or without notice or lapse of time or both, would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, materially modify or cancel, any Subject Policy.

(d)
Compliance with Laws; Litigation. Each of the members of Atlas Group’s operation of the Paratransit Business has been in conformity with all applicable laws in all material respects, and, to the Knowledge of Atlas Group, no member of Atlas Group has received written notice of alleged noncompliance by such member relating to the Business. There is no (i) litigation pending, or to the Knowledge of Atlas Group, threatened (excepting claim litigation in the Ordinary Course of Business, such claims litigation shall not include extra contractual obligations or excess limits liabilities), nor (ii) any order, injunction, or decree outstanding nor to the Knowledge of Atlas Group, any proceeding, or governmental investigation existing or pending, in each case against any member of Atlas Group, that would impact the Paratransit Business, nor to the Knowledge of Atlas Group, is there any basis for any such litigation, proceeding or governmental investigation.

9.	Preservation of the Paratransit Business.

(a)
From the Effective Date through the last Subject Policy expiration date, Atlas Group shall use commercially reasonable efforts to renew Subject Policies in accordance with the UMA. In the event that NATL or its Affiliate determines in its sole discretion that a Subject Policy should not be renewed under the UMA, Atlas Group will have no liability for the failure to renew such Subject Policy under this Section.

(b)
In accordance with Section 9(a) above, from the Effective Date through the last Subject Policy expiration date, Atlas Group shall and shall cause its Affiliates to use commercially reasonably efforts to preserve intact the Paratransit Business and its relationship with policyholders and producers.

10.	Indemnification.

(a)
Atlas Group shall, jointly and severally, indemnify and hold harmless NATL, AFG, their Affiliates, and their and their Affiliates’ respective shareholders, officers, directors, employees, agents and representatives at all times against any and all claims, actions, demands, losses, costs, expenses, liabilities, penalties, and damages, including legal fees incurred in attempting to avoid the same or oppose the imposition thereof, resulting to NATL or AFG (“NATL Damages”) from: (i) any inaccuracy in or breach of any of the representations or warranties of Atlas Group contained in this Agreement or in any certificate or instrument delivered by or on behalf of Atlas Group pursuant to this Agreement; (ii) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Atlas Group pursuant to this Agreement; (iii) any claim by any third party based upon, resulting from or arising out of the business operations, properties, assets or obligations of Atlas Group or any of their Affiliates conducted, existing or arising on or prior to the Effective Date; or (iv) any cause of action, suit, proceeding or claim brought or made against such indemnitee by a third party (including for these purposes a derivative action brought on behalf of Atlas or any subsidiary of Atlas) or which otherwise involves such indemnitee that arises out of or results from the execution, delivery, performance or enforcement of this Agreement or any of the

Transaction Documents; provided, that, Atlas Group’s aggregate liability for any NATL Damages arising from clauses (i) and (ii) of this Section 10(a) shall in no event exceed the greater of (x) the aggregate sum of the commissions paid to Atlas Group and its Affiliates pursuant to the UMA as of the date of such claim and (y) $12,250,000; and provided, further, that, in no event shall “NATL Damages” include any lost profits, damages based on a multiple, punitive damages or damages that are not reasonably foreseeable.

(b)
NATL and AFG shall, jointly and severally, indemnify and hold harmless Atlas Group and their Affiliates, and their and their Affiliates’ respective shareholders, officers, directors, employees, agents and representatives at all times against any and all claims, actions, demands, losses, costs, expenses, liabilities, penalties, and damages, including legal fees incurred in attempting to avoid the same or oppose the imposition thereof, resulting to Atlas Group (“Atlas Damages”) from any breach or non-fulfillment of any covenant, agreement or obligation to be performed by NATL or AFG pursuant to this Agreement; provided that, NATL and AFG’s aggregate liability for any Atlas Damages arising from this Section 10(b) shall in no event exceed the greater of (x) the aggregate sum of the commissions paid to Atlas Group and its Affiliates pursuant to the UMA as of the date of such claim and (y) $12,250,000; and provided, further, that, in no event shall “Atlas Damages” include any lost profits, damages based on a multiple, punitive damages or damages that are not reasonably foreseeable.

11.
Injunctive Relief. Each entity of Atlas Group acknowledges and agrees that NATL would be irreparably damaged in the event that Atlas Group fails to comply with, breaches, violates, or does not fulfill its obligations under Sections 2, 4, 5 and 6. Accordingly, Atlas Group agrees that NATL shall be entitled to an injunction or injunctions to prevent noncompliance with, or breaches or violations of, Sections 2, 4, 5 and 6 and to enforce specifically those Sections in addition to any other remedy to which NATL may be entitled at law or in equity. In the event that any action is brought in equity to enforce Sections 2, 4, 5 and 6, Atlas Group waives the defense or counterclaim that there is adequate remedy at law. Atlas Group further agrees that: (i) by seeking the remedies provided for in this Section 11, NATL shall not in any respect waive its right to seek any other form of relief that may be available to NATL under this Agreement or in the event that the remedies provided for in this Section 11 are not available or otherwise are not granted; and (ii) nothing contained in this Section 11 shall require NATL to institute any action for (or limit NATL’s right to institute any action for) specific performance under this Section 11 before exercising any other remedies under this Agreement that may be available then or thereafter.

12.
Notices. All notices and other communications required or permitted by this Agreement shall be in writing and shall be deemed given if delivered by hand or mailed by registered mail or certified mail, return receipt requested or by a nationally recognized overnight courier, to the appropriate party at the following address (or such other address as a party shall specify by notice pursuant to this section), with a copy sent to email, which shall not constitute notice:

If to Atlas Group, to:
Atlas Financial Holdings, Inc.
953 American Lane, 3rd floor
Schaumburg, IL 60173
Attention: President
Email: swollney@atlas-fin.com
With a copy to, which shall not constitute notice, to:
DLA Piper LLP (U.S.)
444 West Lake Street
Suite 900

Chicago, Illinois 60606
Attention: David Mendelsohn
Email: david.mendelsohn@dlapiper.com
If to NATL or AFG, to:
National Interstate Insurance Company
3250 Interstate Dr.
Richfield, OH 44286
Attention: Anthony J. Mercurio
Email: tony.mercurio@natl.com
With a copy to, which shall not constitute notice:
Great American Insurance Company
301 East Fourth Street
Cincinnati, OH 45202
Attention: General Counsel
Email: clegal@gaig.com

13.
Assignment. Except with respect to the Option and Data Option provided for in Section 4, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the counterparty or counterparties, and any such assignment without such prior written consent shall be null and void.

14.
Entire Agreement. This Agreement together with the Ancillary Agreements sets forth the entire agreement and understanding of the parties concerning the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, arrangements and understandings, whether written or oral, between the parties concerning the subject matter of this Agreement.

15.
Amendment and Waiver. This Agreement may not be amended, modified or supplemented in any manner, and no provision of this Agreement may be waived, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth in this Agreement.

16.
Regulatory Approval. In the event that any of the transactions contemplated by this Agreement or any Ancillary Agreement require regulatory approval, Atlas Group shall use its commercially reasonable efforts to assist NATL, AFG and their Affiliates in their attempt to obtain such regulatory approval, including, but not limited to, supplying promptly any additional information and documentary material that may be requested by NATL, AFG, their Affiliates, or any governmental authority.

17.
Further Assurances. The parties shall execute and deliver any and all documents, instruments, and agreements reasonably requested by the other party or parties in addition to those expressly provided for in this Agreement or any Ancillary Agreement that are necessary to effectuate the provisions of this Agreement or any Ancillary Agreement, whether on or after the Effective Date. Each party shall use its commercially reasonable efforts to take such other actions and do such other things, as may be necessary, in the opinion of NATL or its Affiliates, to carry out the provisions of this Agreement and the Ancillary Agreements and give effect to the transactions contemplated hereby.

18.
Announcements. The parties agree that neither party will publicly disclose any material, non-public information relating to this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

19.	Headings. The headings of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions of this Agreement.

20.
No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained in this Agreement.

21.
Governing Law. This Agreement, and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, statute, or otherwise, are governed by, and construed in accordance with, the laws of the State of Ohio, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Ohio.

22.
Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement shall be brought in the state or federal courts located in Hamilton County, Ohio and each of the parties irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated by this Agreement. The parties agree that any of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to the convenience of forum. Each of the parties further agrees that notice as provided in this Agreement shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

23.
Offset. Any party may offset any amount owed (“Offsetting Party”) to the other (“Owing Party”) under this Agreement or any Ancillary Agreement against any amount owed by Offsetting Party or any of its Affiliates to the Owing Party or any of its Affiliates under this Agreement or any Ancillary Agreement.

24.
Binding Effect. All the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, and be binding upon, Atlas Group, NATL, AFG and their respective legal representatives, successors and permitted assigns.

25.
Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only as broad as is enforceable.

26.
Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; and (b) the word “or” is not exclusive. Unless the context otherwise requires, references in this Agreement: (x) to sections, schedules and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation and any regulations promulgated under the statute. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to in this Agreement shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement. All references to “$” or “dollars” mean the lawful currency of the United States of America.

27.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. Photocopies, facsimile transmissions, or email transmissions of Adobe portable document format files (also known as “PDF” files) of signatures shall be deemed original signatures and shall be fully binding on the parties to the same extent as original signatures.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

National Interstate Insurance Company	Anchor Group Management, Inc.
By:/s/ Anthony J. Mercurio	By:/s/ Scott D. Wollney
Name:Anthony J. Mercurio	Name:Scott D. Wollney
Title:President	Title:President and Chief Executive Officer

American Financial Group, Inc.	Atlas Financial Holdings, Inc.
By:/s/ Joseph E. (Jeff) Consolino	By:/s/ Scott D. Wollney
Name:Joseph E. (Jeff) Consolino	Name:Scott D. Wollney
Title:Executive Vice President, Chief Financial Officer and Director	Title:President and Chief Executive Officer
American Insurance Acquisition Inc.
By:/s/ Scott D. Wollney
Name:Scott D. Wollney
Title:President and Chief Executive Officer
Exh